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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*





                              McKesson HBOC, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   58155Q103
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 6, 1999
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:             [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                  SCHEDULE 13G



---------------------                                        ------------------
CUSIP No. - 58155Q103                                        Page 2 of 15 Pages
---------------------                                        ------------------

-------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               ESL Partners, L.P., a Delaware limited partnership
               22-2875193
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                         (b) [ ]
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Delaware
-------------------------------------------------------------------------------
            NUMBER OF                 5       SOLE VOTING POWER
             SHARES                              7,163,140
                                    -------------------------------------------
          BENEFICIALLY                6       SHARED VOTING POWER
            OWNED BY                             0
                                    -------------------------------------------
              EACH                    7       SOLE DISPOSITIVE POWER
           REPORTING                             7,163,140
                                    -------------------------------------------
             PERSON                   8       SHARED DISPOSITIVE POWER
              WITH                               0
-------------------------------------------------------------------------------
           9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     16,374,116
-------------------------------------------------------------------------------
          10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                     SHARES                                                  [ ]
-------------------------------------------------------------------------------
          11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.8%
-------------------------------------------------------------------------------
          12       TYPE OF REPORTING PERSON
                     PN
-------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP No. - 58155Q103                                        Page 3 of 15 Pages
---------------------                                        ------------------

-------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               ESL Limited, a Bermuda corporation
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                         (b) [ ]
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Bermuda
-------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER OF                            1,751,546
             SHARES                   -----------------------------------------
          BENEFICIALLY                6       SHARED VOTING POWER
            OWNED BY                             0
              EACH                    -----------------------------------------
           REPORTING                  7       SOLE DISPOSITIVE POWER
             PERSON                              1,751,546
              WITH                    -----------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                 0
-------------------------------------------------------------------------------
           9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     16,374,116
-------------------------------------------------------------------------------
          10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                     SHARES                                                  [ ]
-------------------------------------------------------------------------------
          11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.8%
-------------------------------------------------------------------------------
          12       TYPE OF REPORTING PERSON
                     CO
-------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP No. - 58155Q103                                        Page 4 of 15 Pages
---------------------                                        ------------------

-------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               ESL Institutional Partners, L.P., a Delaware limited partnership
               06-1456821
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                         (b) [ ]
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Delaware
-------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER OF                            232,098
             SHARES                   -----------------------------------------
          BENEFICIALLY                6       SHARED VOTING POWER
            OWNED BY                             0
              EACH                    -----------------------------------------
           REPORTING                  7       SOLE DISPOSITIVE POWER
             PERSON                              232,098
              WITH                    -----------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                 0
-------------------------------------------------------------------------------
           9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     16,374,116
-------------------------------------------------------------------------------
          10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                     SHARES                                                  [ ]
-------------------------------------------------------------------------------
          11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.8%
-------------------------------------------------------------------------------
          12       TYPE OF REPORTING PERSON
                     PN
-------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP No. - 58155Q103                                        Page 5 of 15 Pages
---------------------                                        ------------------

-------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               CBL Partners, L.P., a Delaware limited partnership
               06-1526810
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                         (b) [ ]
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Delaware
-------------------------------------------------------------------------------
            NUMBER OF                 5       SOLE VOTING POWER
             SHARES                              4,951,527
                                    -------------------------------------------
          BENEFICIALLY                6       SHARED VOTING POWER
            OWNED BY                             0
                                    -------------------------------------------
              EACH                    7       SOLE DISPOSITIVE POWER
           REPORTING                             4,951,527
                                    -------------------------------------------
             PERSON                   8       SHARED DISPOSITIVE POWER
              WITH                               0
-------------------------------------------------------------------------------
           9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     16,374,116
-------------------------------------------------------------------------------
          10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                     SHARES                                                  [ ]
-------------------------------------------------------------------------------
          11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.8%
-------------------------------------------------------------------------------
          12       TYPE OF REPORTING PERSON
                     PN
-------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP No. - 58155Q103                                        Page 6 of 15 Pages
---------------------                                        ------------------

-------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               MSD Portfolio L.P. - Investments, a Delaware limited partnership
               13-4019104
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Delaware
-------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER OF                            1,472,016
             SHARES                   -----------------------------------------
          BENEFICIALLY                6       SHARED VOTING POWER
            OWNED BY                             0
              EACH                    -----------------------------------------
           REPORTING                  7       SOLE DISPOSITIVE POWER
             PERSON                              1,472,016
              WITH                    -----------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                 0
-------------------------------------------------------------------------------
           9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,524,516*
-------------------------------------------------------------------------------
          10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                     SHARES                                                  [ ]
-------------------------------------------------------------------------------
          11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.5%*
-------------------------------------------------------------------------------
          12       TYPE OF REPORTING PERSON
                     PN
-------------------------------------------------------------------------------



          *MSD disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL and Ziff and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that MSD is a member of a group with ESL, Limited, Institutional, CBL, and Ziff. All defined terms used herein are defined below.

---------------------                                        ------------------
CUSIP No. - 58155Q103                                        Page 7 of 15 Pages
---------------------                                        ------------------

-------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               RPKS Investments, LLC, a Delaware limited liability company
               51-0381490
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Delaware
-------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER OF                            26,250
             SHARES                   -----------------------------------------
          BENEFICIALLY                6       SHARED VOTING POWER
            OWNED BY                             0
              EACH                    -----------------------------------------
           REPORTING                  7       SOLE DISPOSITIVE POWER
             PERSON                              26,250
              WITH                    -----------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                 0
-------------------------------------------------------------------------------
           9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,524,516*
-------------------------------------------------------------------------------
          10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                     SHARES                                                  [ ]
-------------------------------------------------------------------------------
          11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.5%*
-------------------------------------------------------------------------------
          12       TYPE OF REPORTING PERSON
                     OO
-------------------------------------------------------------------------------


          *RPKS disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL and Ziff and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that RPKS is a member of a group with ESL, Limited, Institutional, CBL, and Ziff. All defined terms used herein are defined below.

---------------------                                        ------------------
CUSIP No. - 58155Q103                                        Page 8 of 15 Pages
---------------------                                        ------------------

-------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               Triple Marlin Investments, LLC, a Delaware limited company
               51-0381487
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Delaware
-------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
                                                 26,250
            NUMBER OF                 -----------------------------------------
             SHARES                   6       SHARED VOTING POWER
          BENEFICIALLY                           0
            OWNED BY                  -----------------------------------------
              EACH                    7       SOLE DISPOSITIVE POWER
            REPORTING                            26,250
             PERSON                   -----------------------------------------
              WITH                    8       SHARED DISPOSITIVE POWER
                                                 0
-------------------------------------------------------------------------------
           9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,524,516*
-------------------------------------------------------------------------------
          10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                     SHARES                                                  [ ]
-------------------------------------------------------------------------------
          11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.5%*
-------------------------------------------------------------------------------
          12       TYPE OF REPORTING PERSON
                     OO
-------------------------------------------------------------------------------


           *Triple disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL and Ziff and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that Triple is a member of a group with ESL, Limited, Institutional, CBL, and Ziff. All defined terms used herein are defined below.

---------------------                                        ------------------
CUSIP No. - 58155Q103                                        Page 9 of 15 Pages
---------------------                                        ------------------

-------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               Ziff Asset Management, L.P., a Delaware limited partnership
               13-3791746
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                         (b) [X]
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Delaware
-------------------------------------------------------------------------------
            NUMBER OF                 5       SOLE VOTING POWER
             SHARES                              750,789
          BENEFICIALLY                6       SHARED VOTING POWER
            OWNED BY                             0
              EACH                    7       SOLE DISPOSITIVE POWER
           REPORTING                             750,789
             PERSON                   8       SHARED DISPOSITIVE POWER
              WITH                               0
-------------------------------------------------------------------------------
           9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     750,789*
-------------------------------------------------------------------------------
          10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                     SHARES                                                  [ ]
-------------------------------------------------------------------------------
          11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.3%*
-------------------------------------------------------------------------------
          12       TYPE OF REPORTING PERSON
                     PN
-------------------------------------------------------------------------------


           *Ziff disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL, MSD, RPKS and Triple and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that Ziff is a member of a group with ESL, Limited, Institutional, CBL, MSD, RPKS and Triple. All defined terms used herein are defined below.

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 10 of 15 Pages
---------------------                                        -------------------


Item 1(a)         Name of Issuer:

                  McKesson HBOC, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  One Post Street, McKesson Plaza
                  San Francisco, CA 94104

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  CBL Partners, L.P.
                  MSD Portfolio L.P. - Investments
                  RPKS Investments, LLC
                  Triple Marlin Investments, LLC
                  Ziff Asset Management, L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P., and CBL
                    Partners, L.P.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

                  MSD Portfolio L.P. - Investments, RPKS Investments, LLC and
                    Triple Marlin Investments, LLC:
                  c/o MSD Capital L.P.
                  780 3rd Avenue
                  43rd Floor
                  New York, New York 10017

                  Ziff Asset Management, L.P.:
                  c/o PBK Holdings, Inc.
                  283 Greenwich Avenue
                  Third Floor
                  Greenwich, CT 06830

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 11 of 15 Pages
---------------------                                        -------------------

Item 2(c)         Citizenship:

                  ESL Partners, L.P. -- Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. -- Delaware
                  CBL Partners, L.P. -- Delaware
                  MSD Portfolio L.P. - Investments -- Delaware
                  RPKS Investments, LLC -- Delaware
                  Triple Marlin Investments, LLC -- Delaware
                  Ziff Asset Management, L.P. -- Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  58155Q103

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);
                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.78c);
                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);
                  (e) [ ] An investment adviser in accordance with section
                          240.13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with section 240.13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with section 240.13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                  (j) [ ] Group, in accordance with section 40.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 16,374,116 shares of Common
                      Stock.

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 12 of 15 Pages
---------------------                                        -------------------


                  This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), CBL Partners, L.P., a Delaware limited partnership ("CBL"), MSD Portfolio L.P. - Investments, a Delaware limited partnership ("MSD"), RPKS Investments, LLC, a Delaware limited liability company ("RPKS"), Triple Marlin Investments, LLC, a Delaware limited liability company ("Triple") and Ziff Asset Management, L.P. ("Ziff"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner is ESL Investments, Inc., a Delaware corporation ("Investments"). ESL Investment Management, LLC, a Delaware limited liability company, is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company, is the general partner of Institutional. Investments is the general partner of CBL. MSD Capital, L.P., a Delaware limited partnership ("MSD Capital"), is the general partner of MSD. Glenn Fuhrman and John Phelan are the managing principals of MSD Capital. Glenn Fuhrman is the managing member of RPKS. John Phelan is the managing member of Triple. PBK Holdings, Inc., a Delaware corporation, is the general partner of Ziff. In the aforementioned capacities, ESL, Limited, Institutional, CBL, MSD, RPKS, Triple and Ziff each may be deemed to be the beneficial owner of the shares of McKesson HBOC, Inc. common stock ("Common Stock") beneficially owned by the other members of the group; PROVIDED, HOWEVER, Ziff disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL, MSD, RPKS and Triple and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that Ziff is a member of a group with ESL, Limited, Institutional, CBL, MSD, RPKS and Triple; PROVIDED FURTHER, MSD, RPKS and Triple each disclaim beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL and Ziff and the filing of this
                  Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that MSD, RPKS and Triple are members of a group with ESL, Limited, Institutional, CBL, and Ziff.

                  As of July 16, 1999, the members of the group beneficially owned an aggregate of 16,374,116 shares of Common Stock as follows: (i) ESL was the record owner of 7,163,140 shares of Common Stock; (ii) Limited was the record owner of 1,751,546 shares of Common Stock; (iii) Institutional was the record owner of 232,098 shares of Common Stock; (iv) CBL was the record owner of 4,951,527 shares of Common Stock; (v) MSD was the record owner of 1,472,016 shares of Common Stock; (vi) RPKS was the record owner of 26,250 shares of Common Stock,
                  (vii) Triple was the record owner of 26,250 shares of Common Stock and (viii) Ziff was the record owner of 750,789 shares of Common Stock.

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 13 of 15 Pages
---------------------                                        -------------------


                  (b)    Percent of Class: 5.8%.

                  (c) Number of shares as to which each person has:

                         (i)   sole power to vote or to direct the vote:

                                    See Item 5 of each cover page.

                         (ii)  shared power to vote or to direct the vote: 0

                         (iii) sole power to dispose or to direct the
                               disposition of:

                                    See Item 7 of each cover page.

                         (iv) shared power to dispose or to direct the disposition of: 0

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 14 of 15 Pages
---------------------                                        -------------------


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 16, 1999
                               ESL PARTNERS, L.P.

                               By:    RBS Partners, L.P., its general partner
                                      By:   ESL Investments, Inc., its general
                                            partner

                                      By:   /s/  Edward S. Lampert
                                            -----------------------------------
                                                 Edward S. Lampert
                                                 Chief Executive Officer

                               ESL LIMITED

                               By:    ESL Investment Management, LLC,
                                      its investment manager

                                      By:   /s/  Edward S. Lampert
                                            -----------------------------------
                                                 Edward S. Lampert
                                                 Managing Member

                               ESL INSTITUTIONAL PARTNERS, L.P.

                               By:    RBS Investment Management, LLC,
                                      its general partner

                                      By:   /s/  Edward S. Lampert
                                            -----------------------------------
                                                 Edward S. Lampert
                                                 Managing Member

                               CBL PARTNERS, L.P.

                               By:    ESL Investments, Inc., its general partner

                                      By:   /s/  Edward S. Lampert
                                            -----------------------------------
                                                 Edward S. Lampert
                                                 Chief Executive Officer

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 15 of 15 Pages
---------------------                                        -------------------


                               MSD PORTFOLIO L.P. - INVESTMENTS

                               By:    MSD CAPITAL, L.P., its general partner

                                      By:   /s/  John Phelan
                                            -----------------------------------
                                                 John Phelan
                                                 Managing Principal

                               RPKS INVESTMENTS, LLC

                                      By:   /s/  Glenn Fuhrman
                                            -----------------------------------
                                                 Glenn Fuhrman
                                                 Managing Member

                               TRIPLE MARLIN INVESTMENTS, LLC

                                      By:   /s/  John Phelan
                                            -----------------------------------
                                                 John Phelan
                                                 Managing Member

                               ZIFF ASSET MANAGEMENT, L.P.

                               By:    PBK HOLDINGS, INC., its general partner

                                      By:   /s/  Mark A. Beaudoin
                                            -----------------------------------
                                                 Mark A. Beaudoin
                                                 Treasurer

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of July 16, 1999, entered into by and among ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., CBL Partners, L.P., MSD Portfolio L.P. - Investments, RPKS Investments, LLC, Triple Marlin Investments, LLC and Ziff Asset Management, L.P.